Exhibit 10.1

Execution Version

TRANSACTION AGREEMENT

BY AND AMONG

FORWARD INDUSTRIES, INC.,

FORWARD INDUSTRIES (IN), INC.

AND

FORWARD INDUSTRIES (ASIA-PACIFIC) CORPORATION

DATED AS OF

MAY 16, 2025

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of May 16, 2025, by and among Forward Industries, Inc., a New York corporation (the “Company”), Forward Industries (IN), Inc., an Indiana corporation and wholly-owned subsidiary of the Company (“Forward Indiana” and, together with the Company, referred to herein as “Sellers” and each, a “Seller”) and Forward Industries (Asia-Pacific) Corporation, a British Virgin Island corporation (“Buyer” and, together with Sellers, the “Parties”).

RECITALS

A. The Company owns and operates an original equipment manufacturing distribution division (the “Business”).

B. The Company and Buyer are parties to a certain Buying Agency and Supply Agreement (the “Supply Agreement”), attached hereto as Exhibit A, pursuant to which Buyer provides certain services to Sellers in connection with the Business and under which the Company owes Buyer certain monies (the “Payables”) in the aggregate amount equal to $4,052,759.00 (the “Outstanding Balance”).

C. On March 20, 2025, the Company and Buyer entered into a certain letter agreement (the “Letter Agreement”), attached hereto as Exhibit B, pursuant to which, among other things, Buyer notified the Company of the non-renewal of the Supply Agreement, to be effective as of April 30, 2025.

D. By letter agreement dated April 30, 2025, the Company and the Buyer agreed to extend the term of the Supply Agreement until May 2, 2025.

E. By letter agreement date May 2, 2025, the Company and the Buyer agreed to extend the term of the Supply Agreement until May 9, 2025.

F. In order to convert and satisfy the Outstanding Balance, Sellers and Buyer hereby agree to consummate, simultaneously with the execution and delivery of this Agreement (such time, the “Closing”), the various transactions contemplated by this Agreement, including the acquisition by Buyer of Forward Industries (Switzerland) GmbH, a limited liability company organized under the laws of Switzerland and wholly-owned subsidiary of the Company (“Forward Switzerland”) and the Acquired Assets set forth on Schedule 1.2(b).

G. In connection with the transactions contemplated hereby, Terence Wise, the owner of Buyer and CEO and Chairman of the Company (“Principal”) desires to resign from all positions, including without limitation, as a manager, officer, employee and director of the Company and its subsidiaries (other than Forward Switzerland), and to execute the Separation Agreement with the Company.

H. Buyer and Sellers desire to enter into this Agreement for the purpose of setting forth their mutual understandings and agreements with respect to the foregoing.

I. Capitalized terms used but not defined in the context of the Section in which such terms first appear shall have the meanings set forth in Section 6.8.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I. TRANSACTIONS.

Section 1.1. Purchase and Sale of Forward Switzerland.

(a) On and subject to the terms and conditions of this Agreement, the Company hereby sells, transfers, assigns, conveys and delivers to Buyer, and Buyer hereby purchases and acquires from the Company, all of the Company’s right, title and interest in and to all of the issued and outstanding equity interests of Forward Switzerland (the “Acquired Equity Interests”).

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(b) In furtherance of the foregoing, Buyer and the Company shall enter at Closing Date into a Swiss law governed share transfer agreement (Abtretungsvertrag) in order to effect the assignment of the Acquired Equity Interests, attached here as Exhibit C (the “Swiss STA”), and shareholders of Forward Switzerland shall hold at Closing Date an EGM on the approval of the Swiss STA and the transactions contemplated therein.

Section 1.2. Purchase and Sale of Assets.

(a) On and subject to the terms and conditions of this Agreement, Sellers hereby sell, transfer, assign, convey, and deliver to Buyer, and Buyer hereby purchases and acquires from Sellers, all of the Acquired Assets, free and clear of all Liens.

(b) “Acquired Assets” means all right, title, and interest in and to all of the assets set forth on Schedule 1.2(b).

(c) “Excluded Assets” means any and all assets of the Sellers or any of their Affiliates other than the Acquired Assets.

(d) Assumption of Liabilities. Buyer hereby assumes, becomes responsible for, and agrees to pay, discharge or perform, as and when due in accordance with the terms thereof, (i) any and all Liabilities exclusively related to or in connection with the Acquired Assets, (ii) the Liabilities set forth on Schedule 1.2(d) and (iii) the Employee Liabilities (collectively, the “Assumed Liabilities”). Buyer shall not assume or have any responsibility with respect to any liability of Sellers that is not an Assumed Liability. For the avoidance of doubt, the Parties agree that the Outstanding Balance is one of the Assumes Liabilities and, therefore, that from and after the Closing, the Outstanding Balance is no longer an obligation of the Company and both Buyer and the Company shall promptly take all necessary actions to reflect the foregoing on their respective books and records.

(e) Retained Liabilities. Except for the Assumed Liabilities, Sellers shall maintain sole responsibility for, and solely shall retain all Liabilities arising out of or relating to the operation of Sellers’ business prior to the Closing, including, without limitation, any Liabilities arising out of or relating to any other division of Sellers, any Liability of any Seller under this Agreement or any other document executed in connection with the transactions contemplated hereby, including any Liability of any Seller for expenses incurred by any Seller or its Affiliates in connection with this Agreement, or any Liability of Seller based upon any of Seller's acts or omissions occurring after the Closing (collectively, the “Retained Liabilities”).

Section 1.3. Promissory Note Extension. The loan from Buyer to the Company, evidenced by that certain Promissory Note, dated January 18, 2018 (as amended), contemporaneous with the execution and delivery of this Agreement, is being amended and restated pursuant to that certain loan amendment dated as of the date hereof, by and between the Company and Buyer (the “Loan Amendment”).

Section 1.4. Cash Payments. Sellers shall (collectively, without duplication) make the following payments to Buyer no later than the dates listed below, in U.S. dollars by wire transfer of immediately available funds to the account(s) designated by Buyer in writing to Sellers in advance of such payment dates:

(a)	$200,000 simultaneously with the execution and delivery of this Agreement;

(b)	$150,000 on July 31, 2025;

(c)	$150,000 on August 29, 2025; and

(d)	$150,000 on September 30, 2025.

In the event that any payment to Buyer from Sellers pursuant to this provision is not received in the full amount by the applicable due date listed above, then Sellers shall pay to Buyer interest on the outstanding amount (accruing and compounding daily) from the due date until the date of payment, at a rate of twelve percent (12%) per annum. The payment of interest shall be in addition to, and not in lieu of, any other rights or remedies available to Buyer at law or in equity.

Section 1.5. Termination of Supply Agreement. The Company and Buyer hereby agree and acknowledge that the Supply Agreement is hereby terminated effective as of the Closing and each such Person releases the other and discharges the other from any further obligations under the Supply Agreement.

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Section 1.6. Closing. The Closing shall take place simultaneously with the execution hereof by the remote exchange of electronic copies of documents and signatures (there date hereof also referred to herein as the “Closing Date”).

Section 1.7. Closing Obligations.

(a)	At the Closing, Sellers shall deliver or cause to be delivered to Buyer:

(1) Intentionally Omitted;

(2) a counterpart to the Loan Amendment, duly executed by the Company;

(3) a counterpart to the Separation Agreement, duly executed by the Company;

(4) evidence of the updated share register (Stammanteilbuch) of Forward Switzerland, reflecting Buyer as the sole owner of Forward Switzerland from and after the Closing;

(5) a counterparty to the Swiss STA, duly executed by the Company, and any other documents and certificates reasonably necessary to effectuate the transfer of ownership of Forward Switzerland;

(6) the minutes of the EGM of Forward Switzerland on the approval of the Swiss STA and of the transfer of the Acquired Equity Interest to the Buyer;

(7) the payment described in Section 1.4(a); and

(8) a resignation letter, duly executed by Sangita Shah, pursuant to which she resigns from all positions, including without limitation, as a manager, officer, employee and director, as applicable, of Forward Industries UK Limited, a limited liability company organized under the laws of the United Kingdom (“Forward UK”), effective as of the Closing Date.

(b)	At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers:

(1) a resignation letter, duly executed by Principal, pursuant to which he resigns from all positions, including without limitation, as a manager, officer, employee and director, as applicable, of the Company and all of its subsidiaries (other than Forward Switzerland), effective as of the Closing Date;

(2) a counterpart to the Loan Amendment, executed by Buyer;

(3) a counterpart to the Separation Agreement, duly executed by the Principal; and

(4) a counterpart to the Swiss STA, duly executed by Buyer, and any other documents and certificates reasonably necessary to effectuate the transfer of ownership of Forward Switzerland.

Section 1.8. Third Party Consents. To the extent that Sellers' rights under any Contract or Permit constituting an Acquired Asset, or any other Acquired Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the applicable Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Acquired Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by Law and the Acquired Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Acquired Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

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ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER.

Sellers hereby represent and warrant to Buyer as follows:

Section 2.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all corporate power and authority necessary to own or lease its properties and assets and to carry on the Business as currently conducted, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Forward Indiana is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all corporate power and authority necessary to own or lease its properties and assets and to carry on the Business as currently conducted, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2. Authority. Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by each Seller of this Agreement, and the consummation by each Seller of the transactions contemplated hereby, have been duly and validly authorized by each Seller's applicable governing body and no other corporate proceedings on the part of any Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each Seller and, assuming this Agreement constitutes the legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors' rights generally and by general principles of equity. Upon the execution and delivery by each Seller of any other document to which such Seller is a party in connection with this Agreement, each of such other documents will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors ' rights generally and by general principles of equity.

Section 2.3. Brokers; Certain Expenses. Other than CoView Capital, Inc., no agent, broker, investment banker, financial advisor or other firm or Person, whose fees and expenses shall be paid solely by Sellers, is or shall be entitled to receive any brokerage, finder's, financial advisor's, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of any Seller.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Sellers as follows:

Section 3.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite corporate power to carry on its business as now conducted.

Section 3.2. Authority. Buyer has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms against Buyer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and by general principles of equity.

Section 3.3. Consents and Approvals. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby require no consent, approval, authorization or filing with or notice to any Governmental Authority other than any actions or filings the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

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Section 3.4. Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; (ii) assuming compliance with the matters referred to in Section 3.3., contravene, conflict with or result in a violation or breach of any Law or Order; or (iii) require any consent or approval under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or Default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Buyer is a party, or by which its properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) of this section, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 3.5. Other Acknowledgements. Buyer hereby represents and acknowledges that Buyer has adequate information concerning the business and financial condition of the Sellers and the Business to make an informed decision regarding the acquisition of the Acquired Assets and Forward Switzerland and have, independently and without reliance upon the Sellers, made their own analysis and decision to acquire the Acquired Assets and Forward Switzerland. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Acquired Assets and Forward Switzerland, Buyer is not relying on the Sellers (or any agent or representative thereof). Buyer carefully considered and, to the extent they believe such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Acquired Assets and Forward Switzerland. Buyer acknowledges that Sellers or any of their respective directors, officers, subsidiaries or Affiliates have not made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

Section 3.6. Condition of Assets. Buyer acknowledges and agrees that the sale of the Acquired Assets is being made on an “as is” and “where is” basis, and the Sellers make no representations or warranties whatsoever, express or implied, regarding their merchantability, fitness for a specific purpose, performance, or condition whatsoever.

ARTICLE IV. COVENANTS.

Section 4.1. Press Releases. Buyer and Sellers shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or statement may be required by Law or any listing agreement with or rule of any national securities exchange.

Section 4.2. Customer and Other Business Relationships. After the Closing, Sellers will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Sellers existing prior to the Closing and relating to the Business. Seller will refer to Buyer all inquiries relating to the Business. The Parties shall not, and shall use their commercially reasonable efforts to be sure that none of their respective officers, employees, agents or stockholders, take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the Business or the business of the Sellers, including disparaging the name of the Business or the Sellers.

Section 4.3. Bulk Sales. Each Seller and Buyer waive compliance with the provisions of bulk sales, bulk transfer, or similar Laws of any jurisdiction that may be applicable with respect to the sale of any or all of the Acquired Assets to Buyer.

Section 4.4. Wrong Pockets; Wrong Payments. From and after the Closing, if either Buyer or any Seller becomes aware that any of the Acquired Assets has not been transferred to Buyer or that any Excluded Asset has been transferred to Buyer, it shall promptly notify the other Parties in writing and the Parties shall, as soon as reasonably practicable, ensure that such asset is transferred, with any necessary prior third party consent or approval, to (a) Buyer, in the case of any Acquired Assets that was not transferred to Buyer at the Closing or (b) Sellers, in the case of any Excluded Assets that was transferred to Buyer at the Closing. From and after the Closing, if either Buyer or any Seller receives any payment or other funds from a third party due to the other Parties under this Agreement, then the Party receiving such payment or funds in error shall, within 30 days after receipt of such payment or funds, forward such payment or funds to the proper Party. Sellers shall notify, as promptly as practicable after the date hereof, all contractual counterparties of the Business of the consummation of the purchase and sale of the Business by Buyer and instruct such third parties to deal exclusively with Buyer with respect to any matter thereto.

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Section 4.5. Employment Matters.

(a) From and after the Closing until the date that is three (3) months following the Closing (the “Employee Transition Period”), Buyer may, in its sole discretion, make offers of employment to any of the employees of the Company set forth on Schedule 4.5 (such individuals, the “In-Scope Employees”). If Buyer makes an offer of employment to any In-Scope Employee, then the Company shall use its reasonable best efforts, at the request of Buyer, to terminate the employment of such employees with the Company, concurrently with their acceptance of offers of employment from Buyer, and/or otherwise cooperate to effectuate and/or otherwise to facilitate the transfer of such employees from the employment of the Company to Buyer or one of its designated Affiliates.

(b) Buyer shall be solely responsible for and shall reimburse the Company (such costs, the “Employee Assumed Liabilities”):

(1) all accrued and unpaid wages, bonuses, commissions, benefits and other employment costs of the In-Scope Employees as of the Closing Date;

(2) the payment of all wages, bonuses, commissions, benefits and other employment costs due to the In-Scope Employees until the earlier of: (A) the date on which any such Employee becomes an employee of Buyer or one of its Affiliates or (B) the last day of the Employee Transition Period;

(3) any out-of-pocket costs and expenses incurred by the Company to effectuate the transition of any In-Scope Employee from the employment of the Company to Buyer or its applicable Affiliates; and

(4) if any In-Scope Employee is not offered employment by Buyer, the payment of any termination or severance payments and the provision of health plan continuation coverage under applicable law.

(c) During the Employee Transition Period and prior to any transfer of any In-Scope Employee to the employment by Buyer or one of its designated Affiliates: (i) the In-Scope Employees shall remain employees of the Company, (ii) the Company shall be permitted to terminate the employment of any In-Scope Employee in its sole discretion, which shall be final, conclusive and binding, and without the prior written consent of Buyer and (iii) the In-Scope Employees shall perform work solely for the Business and at the direction of Buyer.

Section 4.6. Non-Compete and Non-Solicit.

(a) During the period commencing with the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the Company shall not (and shall cause its subsidiaries not to), directly or indirectly:

(i) engage in any business competing with the Business;

(ii) own any Person who is engaged in any business competing with the Business;

(iii) consult with or otherwise render services that are competitive to the Business to any Person; or

(iv) solicit or induce any employee, distributor, sales representative, agent or contractor of Buyer to terminate his, her or its employment or other relationship with Buyer, provided, however, that nothing contained in this Section 4.6(a) shall prohibit the Company or its subsidiaries from (A) soliciting employment by placement of general advertisements for employees in newspapers or other media of general circulation, including, without limitation, internet based job postings, so long as such advertisements are not specifically targeted to Buyer’s employees, distributors, sales representatives, agents or contractors; or (B) hire any employee, distributor, sales representative, agent or contractor of Buyer that was terminated by Buyer.

The Company acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Section 4.6(a) are not complied with or are otherwise breached. Accordingly, it is agreed that Buyer shall be entitled to an injunction or injunctions to prevents breaches of this Section 4.6 and shall have the right to specifically enforce this section 4.6 and its terms and provisions against each Seller in addition to any other remedy to which Buyer may be entitled under this Agreement, at law or in equity.

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(b) During the period commencing with the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Buyer shall not (and shall cause its subsidiaries not to), directly or indirectly:

(i) engage in any business that is competing with the business of the Sellers (other than the Business);

(ii) own any Person who is engaged in any business competing with the business of the Sellers (other than the Business);

(iii) consult with or otherwise render services that are competitive to the business of the Sellers (other than the Business) to any Person; or

(iv) solicit or induce any employee, distributor, sales representative, agent or contractor of any Seller to terminate his, her or its employment or other relationship with Buyer, provided, however, that nothing contained in this Section 4.6(b) shall prohibit the Buyer or its subsidiaries from (A) soliciting employment by placement of general advertisements for employees in newspapers or other media of general circulation, including, without limitation, internet based job postings, so long as such advertisements are not specifically targeted to any Seller’s employees, distributors, sales representatives, agents or contractors; or (B) hire any employee, distributor, sales representative, agent or contractor of the Company that was terminated by the Sellers.

Buyer acknowledges and agrees that the Sellers would be irreparably damaged if any of the provisions of this Section 4.6(b) are not complied with or are otherwise breached. Accordingly, it is agreed that the Sellers shall be entitled to an injunction or injunctions to prevents breaches of this Section 4.6(b) and shall have the right to specifically enforce this Section 4.6(b) and its terms and provisions against the Buyer in addition to any other remedy to which the Sellers may be entitled under this Agreement, at law or in equity.

Section 4.7. Mutual Release.

(a) From and after the Closing, Sellers, on behalf of themselves and their successors, assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates (the “Seller Releasing Parties”), hereby fully and finally release, acquit and forever discharge Buyer and Principal and their respective Affiliates, successors and assigns and any present and former officers, directors, partners, members, stockholders, trustees, representatives, employees, agents, assigns, beneficiaries, heirs, executors, insurers and attorneys of any of them (collectively, the “Buyer Released Parties”) of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, suits, judgments damages, actions, obligations, accounts and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, law or equity, which such Seller Releasing Parties have or may have had at any time in the past until and including the Closing Date against the Buyer Released Parties; provided, that this release does not extend to, and no Seller Releasing Party is releasing, (i) claims arising under or in connection with this Agreement or any of the provisions set forth herein, (ii) any claims that cannot be released under applicable law and (iii) any rights, claims or remedies with respect to exculpation, indemnification, contribution, advancement of expenses or reimbursement by reason of the fact that Buyer and/or Principal was an equity holder, director, manager, officer, employee or other agent of any Seller, including pursuant to any directors’ and officers’ fiduciary, employment practices and/or similar insurance policies. Each Seller Releasing Party agrees not to institute any action against any Buyer Released Party with respect to any and all claims released in this Section 4.7(a).

(b) From and after the Closing, Buyer, on behalf of itself and its successors, assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates (the “Buyer Releasing Parties”), hereby fully and finally releases, acquit and forever discharges Sellers and their respective Affiliates, successors and assigns and any present and former officers, directors, partners, members, stockholders, trustees, representatives, employees, agents, assigns, beneficiaries, heirs, executors, insurers and attorneys of any of them (collectively, the “Seller Released Parties”) of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, suits, judgments damages, actions, obligations, accounts and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, law or equity, which such Buyer Releasing Parties have or may have had at any time in the past until and including the Closing Date against the Seller Released Parties; provided, that this release does not extend to, and no Buyer Releasing Party is releasing, (i) claims arising under or in connection with this Agreement or any of the provisions set forth herein, or (ii) any claims that cannot be released under applicable law. Each Buyer Releasing Party agrees not to institute any action against any Seller Released Party with respect to any and all claims released in this Section 4.7(b).

Section 4.8. Termination of Affiliate Transactions. On or prior to the date hereof, all intercompany accounts, balances, indebtedness and all other obligations between Forward Switzerland, on the one hand, and Affiliate of the Company (other than Forward Switzerland), shall be settled or otherwise eliminated or terminated, as applicable, and cancelled in full, effective as of the Closing, with no consideration or continuing liability of any kind by any party thereto.

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ARTICLE V. INDEMNIFICATION.

Section 5.1. Indemnification by Sellers. Sellers shall, jointly and severally, defend, indemnify and hold harmless Buyer and its respective directors, officers, employees and agents from and against any and all claims (including without limitation any investigation, action or other proceeding) and Liabilities that constitute, or arise out of or in connection with:

(a) any misrepresentation or breach of warranty of Sellers in this Agreement, any exhibit, or any certificate or instrument delivered by Sellers pursuant to this Agreement;

(b) any default by any Seller in the performance or observance of any of its covenants or agreements under this Agreement;

(c) any Excluded Asset or any Retained Liabilities;

Notwithstanding anything to the contrary in this Agreement, the aggregate liability of Sellers for all claims made by Buyer under this Agreement, including but not limited to claims for indemnification under Section 5.1, shall not exceed an amount equal to One Hundred and Fifty Thousand Dollars ($150,000.00) (the “Cap”). This limitation shall not apply to claims arising from fraud, willful misconduct or gross negligence of Sellers.

Section 5.2. Indemnification by Buyer.

(a) Buyer shall defend, indemnify and hold harmless Sellers and their respective directors, officers, employees and agents from and against any and all claims (including without limitation any investigation, action or other proceeding) and Liabilities that constitute, or arise out of or in connection with:

(1) any misrepresentation or breach of warranty of Buyer in this Agreement, any exhibit, or any certificate or instrument delivered by Buyer pursuant to this Agreement; and

(2) any default by any Buyer in the performance or observance of any of their covenants or agreements under this Agreement; and

(3) any Acquired Asset or any Assumed Liabilities.

Section 5.3. Survival of Representations and Warranties. All representations and warranties made in this Agreement or in connection with the transactions contemplated in this Agreement shall survive the Closing until the one (1) year anniversary of the Closing Date. All covenants and agreements of the Parties made in this Agreement or in connection with the transactions contemplated in this Agreement shall survive the Closing for the period specified for their respective terms or, if no such period is specified therein, until sixty (60) days after the applicable statute of limitations.

Section 5.4 Exclusive Remedy. The Parties acknowledge and agree that from and after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to this Agreement. The indemnification rights of the parties under this Agreement are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any fraud, intentional misrepresentation or criminal activity on the part of any party hereto. Nothing contained in this Agreement shall limit any Party’s right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

Section 5.5 Indemnification Procedures. The party making a claim under this Agreement is referred to as the “Indemnified Party”, and the party against whom a claim is asserted under this Agreement is referred to as the “Indemnifying Party”.

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(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or any of the Purchase Agreements or an Affiliate of such a party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if Sellers are the Indemnifying Party, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 5.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 5.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of the Purchase Agreements) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 5.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 5.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c) Direct Claims. A Direct Claim shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, or, if the Indemnifying Party responds within such thirty (30) day period but denies or rejects that it or s/he owes any indemnification obligations with respect to the Direct Claim, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 5.6 Payment; Right of Setoff. Notwithstanding anything contained in this Agreement, and without prejudice to any other right or remedy it has or may have, Sellers may set off or recoup any amount owed to Buyer pursuant to this Agreement against any Liability for which the Sellers determine that Buyer is liable to them under this Agreement.

ARTICLE VI. MISCELLANEOUS.

Section 6.1. Entire Agreement; Assignment; Amendments. This Agreement (including the exhibits and schedules attached hereto) constitute the entire agreement and supersede all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the Parties with respect to the subject matter hereof, except for the Loan Amendment. For the avoidance of doubt, the Letter Agreement is terminated and hereby superseded by this Agreement and the Supply Agreement is terminated. This Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of the other Parties. A Change of Control shall be deemed an assignment for purposes of this Agreement. No assignment of shall relieve the assigning party of any of its obligations hereunder. This Agreement may be amended only by a writing signed by each of the Parties, and any amendment shall be effective only to the extent specifically set forth in that writing.

Section 6.2. Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

Section 6.3. Notices.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) upon confirmation of receipt by the addressee, if such notice or communication is delivered via facsimile or e-mail to the facsimile telephone number or e-mail address, as applicable, specified in this Section 6.3. or (b) upon receipt at address of the addressee specified in this Section 6.3., if such notice or communication is delivered by U.S. mail, courier or other physical delivery service. The addresses for such notices and communications shall be as follows:

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If to Buyer, to:

Forward Industries (Asia-Pacific) Corporation

10F-5, No 16. Lane 609, Sec 5

Chongxin Road, Sanchong District

New Taipei City 2414, Taiwan (R.O.C.)

Email: **********

Attention: Terence Wise, Principal

with a copy (which will not constitute notice to Buyer) to:

Thompson LLP
75 Broad Street, Suite 2120
New York, New York 10004

Email: **********

Attn.: Ben Thompson

If to Sellers, to:

Forward Industries, Inc.
700 Veterans Memorial Hwy, Suite 100
Hauppauge, New York 11788

Email: **********
Attn.: Kathleen Weisberg, Chief Financial Officer

with a copy (which will not constitute notice to Sellers) to:

Nason Yeager Gerson Harris & Fumero, P.A.
3001 PGA Blvd., Suite 305
Palm Beach Gardens, Florida 33410

Email: **********
Attn.: Brian Bernstein

and

Ruskin Moscou Faltischek, P.C.

1425 RXR Plaza

East Tower, 15th Floor

Uniondale, New York 11556

Email: **********

Attn: Steven J. Kuperschmid

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability for delivery to be effected because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

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Section 6.4. Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York for the adjudication of any dispute hereunder or in connection herewith.

Section 6.5. Headings. The descriptive headings in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. At the Closing, signature pages of counterparts may be exchanged by electronic transmittal of scanned images thereof or by electronic signature platforms in accordance with the Electronic Signatures in Global and National Commerce Act (E-SIGN) and other applicable electronic signature laws.

Section 6.8. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Change of Control” means (i) sale of substantially all of the assets of Buyer, (ii) (A) a sale or other transfer or issuance of capital stock of the Buyer, or (B) a merger or consolidation of the Buyer, in the case of A and/or B, where the holders of a majority of the capital stock of the Buyer immediately prior to such transaction cease to hold a majority of the capital stock of the Buyer following such transaction; or (iii) the dissolution, liquidation or winding-up of Buyer.

“Default” means any breach or violation of, default under, contravention of, or conflict with, any contract, Law, Order, or Permit, any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any contract, Law, Order, or Permit, or any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any contract, Law, Order, or Permit.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, is reasonably expected to result in a material adverse effect on the business, prospects, assets, properties, financial condition or results of operations of Sellers, taken as a whole, or prevent, materially impede or materially delay the consummation by any Seller of the transactions contemplated by this Agreement.

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“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation Agreement” means that certain Separation and Release of Claims Agreement dated as of the date hereof, by and between the Company and Principal.

Section 6.9. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to article, section, paragraph, exhibit and disclosure schedule are to the articles, sections, paragraphs, exhibits and disclosure schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

BUYER:

FORWARD INDUSTRIES (ASIA-PACIFIC) CORPORATION

By: ______________________________

Name: Terence Wise

Title: Principal

SELLERS:

FORWARD INDUSTRIES, INC.

By: ______________________________

Name: Kathleen Weisberg

Title: Chief Financial Officer

FORWARD INDUSTRIES (IN), INC.

By: ______________________________

Name: Kathleen Weisberg

Title: Chief Financial Officer